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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 19, 2002, relating to the financial statements and financial highlights which appears in the October 31, 2002 Annual Report to Shareholders of Prudential Tax-Managed Small-Cap Fund, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Statements", "Other Service Providers" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

New York, New York
December 24, 2002